UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2020

OCUGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5 Great Valley Parkway, Suite 160

Malvern, Pennsylvania 19355

(484) 328-4701

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐            Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐            Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	OCGN	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2020, Frank N. Leo, a member of the Board of Directors (the “Board”) of Ocugen, Inc. (the “Company”), notified the Company of his intention to resign from his position as a member of the Board and as chair of the Compensation Committee of the Board (the “Compensation Committee”) effective immediately. Mr. Leo’s decision to resign did not result from any disagreement with the Company on matters relating to the Company’s operations, policies or practices. The Company extends its deepest gratitude to Mr. Leo for his distinguished service to the Board and for his lasting contributions to the Company.

On April 5, 2020, the Board expanded the size of the Board from seven to eight members and appointed Kirsten Castillo and Prabhavathi Fernandes, Ph.D as Class III directors, effective immediately, to fill the vacancies created by Mr. Leo’s resignation and as a result of the expansion of the Board by one. In connection with Mr. Leo’s resignation as chair of the Compensation Committee, the Board also refreshed the membership of the Compensation Committee and appointed Dr. Fernandes and Ms. Castillo as members of the Compensation Committee and Ms. Castillo as chair of the Compensation Committee. The Board determined that each of Ms. Castillo and Dr. Fernandes met the criteria for independence set forth in the Nasdaq Listing Rule 5605(a)(2), subject to certain exceptions, for service on the Compensation Committee. In connection with such refreshment, Manish Potti was removed from the Compensation Committee with an acknowledgement of appreciation by the Board for his past service on the Compensation Committee.

As non-employee directors, Ms. Castillo and Dr. Fernandes will be compensated for their services in the manner described in the Company’s current Non-Employee Director Compensation Policy (the “Policy”). In accordance with the Policy, upon commencement of their services as directors on April 5, 2020, Ms. Castillo and Dr. Fernandes received an initial option grant (the “Initial Grant”) to purchase 54,000 shares of the Company’s common stock at an exercise price of $0.28 per share, the closing price of the Company’s common stock on the Nasdaq Capital Market on April 3, 2020. The Initial Grant will vest over a three-year period in equal monthly installments beginning on May 5, 2020 such that the option is fully vested on the third anniversary of May 5, 2020, subject to each of Ms. Castillo’s and Dr. Fernandes’ continuous service through such applicable vesting dates.

There are no arrangements or understandings between either of Ms. Castillo or Dr. Fernandes, on the one hand, and any other persons, on the other hand, pursuant to which Ms. Castillo or Dr. Fernandes was selected as a director. Each of Ms. Castillo and Dr. Fernandes has no family relationship with any director or executive officer of the Company. Furthermore, there are no transactions between either Ms. Castillo or Dr. Fernandes and the Company that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 8.01. Other Events.

Postponement of the Annual Meeting of Stockholders

On April 5, 2020, the Board determined to postpone the 2020 Annual Meeting of Stockholders previously scheduled for Thursday, June 4, 2020 (the “2020 Annual Meeting”). The Company postponed the 2020 Annual Meeting in light of the COVID-19 pandemic. In taking this action, the Board noted their concerns for the health and safety of the Company’s stockholders, officers and employees and public orders to avoid large gatherings.

The date of the 2020 Annual Meeting will be determined in the near future, and new record dates and deadlines for the submission of stockholder proposals in the proxy materials or otherwise to be considered at the 2020 Annual Meeting will be set and announced at such time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2020

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name: Shankar Musunuri
Title: Chief Executive Officer and Chairman